Exhibit 4.4
THIRD AMENDMENT
OF
OPTUMCARE
EXECUTIVE SAVINGS PLAN
(As Restated Effective January 1, 2021)
WHEREAS, Optum Medical Services, P.C. (“Optum”), has heretofore established and maintains the OptumCare Executive Savings Plan (the “Plan”) for the benefit of a select group of management or highly compensated employees of Optum and certain affiliates of Optum;
WHEREAS, the Plan was most recently amended and restated effective January 1, 2021 (the “Plan Statement”), and two amendments have been adopted to the Plan Statement; and
WHEREAS, Optum has reserved the right to amend the Plan, and has delegated to the OptumCare Employee Benefits Plans Committee (the “Committee”) the power and authority to amend the Plan; and
WHEREAS, the Committee wishes to amend the Plan to revise the categories of employees to participate in the Plan, to update the list of affiliates of Optum that participate in the Plan, and to make certain other clarifying and administrative changes.
NOW, THEREFORE, BE IT RESOLVED, That the 2021 Plan Statement, as previously amended, is hereby further amended in the following respects, effective January 1, 2023:
1.DEFINITION OF ELIGIBLE EMPLOYEE. Effective as of January 1, 2023, Section 1.2.9 of the Plan Statement is amended to read as follows:
1.2.9. Eligible Employee —
(a)In General. Any physician regularly employed by an Employer on a full-time or part- time basis who is either (i) in Salary Grade level M2 with a Base Salary of not less than $200,000, or (ii) in Salary Grade level M3 or M4 regardless of Base Salary.
(b)Special Legacy Eligibility Rule. Effective for the Plan Year beginning January 1, 2023, the Plan Statement was amended to increase the Base Salary criteria for physicians in Salary Grade M2 from $150,000 to $200,000, and to eliminate the Base Salary criteria for physicians in Salary Grades M3 and M4. Any physician (i) who was in Salary Grade M2 in 2022 and (ii) whose Base Salary in 2022 equals or exceeds $150,000, shall be considered to be eligible to participate in the Plan for 2023 and all subsequent Plan Years (regardless of whether such physician elected to defer under the Plan for 2022), provided (iii) such physician remains in Salary Grade M2, (iv) such physician’s Base Salary for 2023 and all later years equals or exceeds $150,000, and (v) such physician elects to defer under the Plan for 2023 and continues to elect to defer for all subsequent years. Any physician described in this Section 1.2.9(b) who declines to participate in the Plan for 2023 or any later year, or who ceases to satisfy the requirements of this Section 1.2.9(b) for any reason, shall not be eligible to participate in the Plan for any subsequent Plan Year unless such physician satisfies the eligibility requirements of the Plan without regard to this Section 1.2.9(b).
(c)Authority to Make Changes. Notwithstanding the foregoing, the OptumCare Committee may from time to time in its discretion modify the criteria for Eligible Employees, provided that in no event shall any person be considered an Eligible Employee who is not a member of a select group of management or highly compensated employees (as that expression is used in ERISA).”
2.PAYMENT OF ACCOUNTS OF PARTICIPANTS WHO FAIL TO DESIGNATE A BENEFICIARY. Effective January 1, 2023, the list of automatic Beneficiaries at the end of Section 9.5.2 is amended to read as follows:
“(i)    Participant’s surviving spouse;
(ii)    Participant’s surviving issue per stirpes and not per capita; and
(iii)    Representative of Participant’s estate.”

3.EFFECT OF AVAILABILITY OF QUALIFIED PLAN BENEFITS ON EMERGENCY WITHDRAWALS. Effective as of January 1, 2023, the flush language at the end of Section 9.8.2(b) is amended to read as follows:
“Whether a Participant is faced with an unforeseeable emergency will be determined based on the relevant facts and circumstances. To the extent the severe financial hardship is or may be relieved either (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), then the hardship shall not constitute an unforeseeable emergency for purposes of this Plan, and the amount of distribution permitted under Section 9.8.2(c) shall be reduced accordingly. The amount that a Participant could obtain from a tax qualified retirement plan (including a hardship withdrawal or loan from such a plan) shall not be taken into account in determining the extent to which the hardship may be relieved. If a Beneficiary of a deceased Participant requests an early distribution for an unforeseeable emergency, then the references in this definition to “Participant” shall be deemed to be references to such Beneficiary.”
4.LIST OF PARTICIPATING EMPLOYERS. Effective as of January 1, 2023, Schedule I of the Plan Statement is amended in the form appended to this Amendment.
December 15, 2022

/s/ Jennifer Donahue, M.D.
By:	Jennifer Donahue, M.D.

Title:	Senior Vice President and
Chief Medical Officer of
ProHealth Physicians,
P.C.

SCHEDULE I
EMPLOYERS PARTICIPATING
IN THE
OPTUMCARE EXECUTIVE SAVINGS PLAN
Effective as of January 1, 2023
1.Optum Medical Services, P.C.
2. 4C Medical Group, PLC
3.American Health Network of Ohio, LLC
4.American Health Network of Indiana, LLC
5.Beaver Medical Group
6.Centers for Family Medicine, GP
7.The Everett Clinic, PLLC
8.Greater Phoenix Collaborative Care, P.C.
9.Healthcare Partners Medical Group, P.C.
10.Highlands Ranch Healthcare, LLC
11.Inspiris Medical Services of New Jersey, P.C.
12.Inspiris of Michigan Medical Services, P.C.
13.Inspiris of New York Medical Services, P.C.
14.Inspiris of Texas Physicians Group
15.Jordan Ridge Family Medicine, LLC
16.ME Urgent Care Nebraska, Inc.
17.Medical Clinic of North Texas, PLLC
18.MedExpress, Inc. – Delaware
19.MedExpress Urgent Care California, P.C.
20.MedExpress Urgent Care, Inc. – West Virginia
21.MedExpress Urgent Care Kansas, P.A.
22.MedExpress Urgent Care – New Jersey, P.C.
23.MedExpress Urgent Care North Carolina, P.C.
24.MedExpress Urgent Care, P.C. – Indiana
25.MedExpress Urgent Care, P.C. – Oklahoma
26.MedExpress Urgent Care, P.C. – Michigan
27.MedExpress Urgent Care Texas, P.A.
28.Memorial Healthcare IPA, GP
29.Monarch HealthCare, A Medical Group, Inc.
30.Monarch Health Plan, Inc.
31.New West Physicians, Inc.
32.OptumCare Colorado Springs, LLC
33.OptumCare Florida, LLC

34.OptumCare New Mexico, LLC
35.OptumCare Portland, LLC
36.Optum Clinic, P.A.
37.Optum Medical Services of California, P.C.
38.Optum Medical Services of Colorado, P.C.
39.Oregon Healthcare Resources LLC
40.The Polyclinic, PLLC
41.PrimeCare Medical Network, Inc.
42.ProHealth Physicians, P.C.
43.Reliant Medical Group, Inc.
44.Optum Medical Care of New Jersey, P.C. (formerly known as Riverside Pediatric Group, P.C.)
45.Robert B. McBeath, M.D., P.C.
46.Robert B. McBeath, M.D. II, P.C.
47.Robert B. McBeath, M.D. III, P.C.
48.TeamMD Physicians of Texas, Inc.
49.TeamMD Physicians, P.C. (formerly known as Mobile Medical Professionals, Inc.)
50.WellMed Florida Services, PLLC (formerly known as WND Medical, PLLC dba WellMed Family Care)
51.WellMed Medical Group, P.A.
52.WellMed Network of Florida, Inc.
53.WellMed Networks, Inc.
54.XLHome, P.C
55.XLHome of Michigan, P.C.
56.XLHome Northeast, P.C.
57.XLHome Oklahoma, Inc.